UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported):  July 18, 2013

 GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-33491	75-2873882
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2251 Drusilla Lane, Suite B
Baton Rouge, Louisiana 70809
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code:  (225) 364-2813

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On July 18, 2013, Mr. Robert Sawyer, a director of Green Energy Management Services Holdings, Inc. (the “Company”), informed the Company of his intention to resign from the Board of Directors of the Company, as a result of him no longer being able to devote the level of commitment necessary to carry out his duties as a director of a public company.  Mr. Sawyer’s resignation was effective as of July 19, 2013.  Mr. Sawyer did not make this decision as the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

On July 18, 2013, Mr. Ronald P. Ulfers, Jr., Chief Executive Officer, President and a director of the Company informed the Company of his intention to resign from his positions as the Chief Executive Officer and President of the Company, in connection with the impending appointment of Mr. John Tabacco as described below.  Mr. Ulfers, Jr.’s resignation was effective immediately.  Mr. Ulfers, Jr. will remain as the Chairman of the Board of Directors of the Company.

(d) On July 18, 2013, the Board of Directors (the “Board”) of the Company elected Mr. John Tabacco as a director of the Company, effective immediately, to replace the vacancy created by the resignation of Mr. Sawyer and appointed Mr. Tabacco as the Company’s new Chief Executive Officer and President.  Mr. Tabacco is expected to be named to the following committees of the Board: the Compensation Committee.

John Tabacco, 45. Since January 2012, Mr. Tabacco  has been working as a Strategic Consultant to Fortified Management Group, LLC, an investment firm, advising, assessing and coordinating identification and due diligence on small to mid-cap growth companies seeking financing opportunities, creating innovative structured investments to help growth companies and improving the efficiency and execution of deal flow. From 2003 to January 2012, Mr. Tabacco served as the CEO and Founder of All American Development/All American Technologies, where he invented, developed and introduced technological development systems and developed and implemented marketing and sales strategies growing company revenue from $0 in 2003 to $10 million. Mr. Tabacco has been a frequently invited guest by the U.S. Senate Banking and Judiciary Committees, as well as, the U.S. House of Representatives Financial Services Committee in their examinations of capital markets behavior. Mr. Tabacco also has significant experience in the existing homes construction industry. Mr. Tabacco holds a Bachelor’s in Finance from St. Johns University in New York.

In connection with Mr. Tabacco’s appointment, the board authorized Mr. Ulfers, Jr. to negotiate the terms of an employment agreement with Mr. Tabacco on behalf of the Company, which agreement will be subsequently subject to Board approval.  As of the date of this Current Report on Form 8-K (the “Current Report”), Mr. Tabacco has not yet entered into a written employment agreement or any other material plan, contract or arrangement with the Company, and the Company expects to do so in the immediate future.  As of the date of this Current Report, no grant or award of the Company’s common stock has been made to Mr. Tabacco, in connection with his election.  The Company may grant equity and/or cash awards to Mr. Tabacco in the future in consideration for his services as a director.

Other than as set forth in this Current Report, there is no arrangement or understanding between Mr. Tabacco and any other persons pursuant to which Mr. Tabacco was elected as a director of the Company.  There are no family relationships between Mr. Tabacco and any of the Company’s officers and directors.  There are no other transactions to which the Company or any of its subsidiaries is a party in which Mr. Tabacco has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GREEN ENERGY MANAGEMENT SERVICES HOLDINGS, INC.

Dated: July 25, 2013	By: /s/ John Tabacco
Name: John Tabacco
Title: President and Chief Executive Officer